Exhibit 99.1

American Spectrum Realty Reports Sale of Remaining Illinois Property;
                   Countryside Sold for $7,950,000

    HOUSTON--(BUSINESS WIRE)--March 15, 2006--American Spectrum Realty, Inc. (AMEX:AQQ) ("the Company"), a real estate investment and management company located in Houston, Texas, announced today the sale of its remaining Illinois property, Countryside, on March 14, 2006. Countryside is located in one of the Company's non-core markets.
    Countryside, an 82,873 square foot office property located in Palatine, Illinois was sold for $8.0 million. The sale generated net proceeds of approximately $1.6 million, of which approximately $1.1 million is being held in escrow to assist the funding of a future acquisition in a tax-deferred exchange. The Company anticipates a gain will be recognized during the first quarter of 2006 related to the sale.
    American Spectrum Realty, Inc. is a real estate investment and management company that owns 21 office, industrial, and retail properties aggregating over 1.7 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200